UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 18, 2014

SPENDSMART NETWORKS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-27145	33-0756798
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

805 Aerovista Place, Suite 205 San Luis Obispo, CA	93401
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (866) 497-6081

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On September 18, 2014, SpendSmart Networks, Inc., a Delaware corporation (“we,” “us,” “our,” or the “Company”) through its wholly-owned subsidiary SpendSmart Networks, Inc., a California corporation (the “Subsidiary”), purchased substantially all of the web related assets of TechXpress, Inc. (“TechXpress”), a California corporation, pursuant to the terms of an Asset Purchase Agreement (the “Asset Purchase Agreement”). In consideration of the purchased assets, the Company agreed to pay a purchase price consisting of four hundred fifty eight thousand dollars in cash and shares of the Company’s common stock, $0.001 par value per share, equal to seven hundred forty one thousand eight hundred fourteen dollars, or an aggregate of 596,315 shares of the Company’s common stock (the “Stock Consideration”).

The Company agreed to issue the Stock Consideration to certain note holders of TechXpress (the “Noteholders”), pursuant to the terms of a Lockup and Leak Out Agreement (the “Lockup Agreement”), which provided in part that such note holders would be restricted from selling the Stock Consideration for a period of twelve months from the closing date (the “Lockup Period”) and upon the expiration of the Lockup Period such note holders shall not sell more than one twelfth (1/12) of the number of shares of the Stock Consideration in any one of the twelve (12), one (1) month periods following such Lockup Period. In further consideration of the Stock Consideration, the Company, TechXpress and the Noteholders executed a Payment and Release Agreement (the “Payment and Release Agreement”) whereby the Noteholders granted a general release to the Company, TechXpress and Snyder (as defined below).

In conjunction with the purchase of substantially all of the web-related assets of TechXpress, the Company entered into a consulting agreement (the “Consulting Agreement”) with Bryan Sarlitt, the sole stockholder of TechXpress, whereby Mr. Sarlitt shall provide consulting services to the Company. The Consulting Agreement provides for a term of twelve months and entitles Mr. Sarlitt to a consulting fee equal to four hundred twenty five thousand dollars in the aggregate, payable in equal quarterly installments commencing on the first full fiscal quarter following the closing of the Asset Purchase Agreement and for the three successive quarters thereafter; provided, however, that the Company shall only be required to pay the consulting fee if the assets acquired pursuant to the Asset Purchase Agreement generate revenues equal to seventy percent of the year-over-year quarterly revenues derived from such assets.

In conjunction with the purchase of substantially all of the web-related assets of TechXpress, the Company obtained a Secured Promissory Note (the “Secured Promissory Note”) from Snyder Computer Services, Inc., a California corporation (“Snyder”) and a personal guaranty from Tim Snyder, individually (the “Personal Guaranty”), the proceeds of which were used by Snyder to acquire certain IT assets from TechXpress.

The summary of the transactions described above are qualified in their entirety by reference to the Asset Purchase Agreement, Form of Lockup Agreement, Form of Payment and Release Agreement, Consulting Agreement, Secured Promissory Note and Personal Guaranty which are filed as Exhibits 10.1, 10.2, 10.3, 10.4, 10.5 and 10.6 respectively.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

Exhibit	Description
10.1	Asset Purchase Agreement executed by and between SpendSmart Networks, Inc., a Delaware corporation, SpendSmart Networks, Inc., a California corporation (the “Subsidiary”) and TechXpress, Inc. (“TechXpress”), a California corporation, dated September 18, 2014.
10.2	Form of Lockup Agreement
10.3	Form of Payment and Release Agreement
10.4	Consulting Agreement executed by and between SpendSmart Networks, Inc., a Delaware corporation and Bryan Sarlitt, dated September 18, 2014.
10.5	Secured Promissory Note executed by Snyder Computer Services, Inc. dated September 18, 2014.
10.6	Personal Guaranty executed by Tim Snyder, individually.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SPENDSMART NETWORKS, INC.

/s/ Alex Minicucci
Dated: September 22, 2014	By:	Alex Minicucci
Chief Executive Officer